Exhibit 99.4
FORM 51-102F3
MATERIAL CHANGE REPORT
Item 1. Name and Address of Company
Western Forest Products Inc. 435
Trunk Road, 3rd Floor
Duncan, BC V9L 2P9
Item 2. Date of Material Change
December 17, 2007 and December 20, 2007.
Item 3. News Release
Not applicable.
Item 4. Summary of Material Change
Changes in management of the Company and addition to the Board of Directors of the Company.
Item 5.1 Full Description of Material Change
The Company has accepted the resignation of Paul Ireland as Chief Financial Officer of the Company effective December 14, 2007 and has appointed Murray Johnston Vice President and Chief Financial officer of the Company effective December 17, 2007.

The Company appointed Pierre McNeill as an additional director to its Board effective December 20, 2007.
4.1 Disclosure for Restructuring Transactions
Not applicable.
Item 5. Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102
Not applicable.
Item 6. Omitted Information
None.
Item 7. Executive Officer
Murray Johnston, Vice President and Chief Financial Officer Business Telephone: 250.715.2209

Item 8. Date of Report
January 7, 2007.

WESTERN FOREST PRODUCTS INC.

Per:	(signed) “Murray Johnston” Murray Johnston,
Vice President and Chief Financial Officer